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Exhibit 99.1

                             For Immediate Release
                               January 31, 2002

                        First Century Bankshares, Inc.
                             Reports 2001 Earnings

     Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $369 million bank holding company, announced earnings of $695,000 for the three-month period ending December 31, 2001. This represents a 111% increase from the $329,000 earned during the three-month period ended September 30, 2001. On a per share basis, net income increased to $0.35 from $0.16. This increase in earnings was attributable to two primary factors.
First, the Corporation began to see a reversal in the decline in its net interest margin, due to repricing opportunities in time deposits. Secondly, earnings were enhanced by a decrease in the provision for loan losses of $533,000, for the three-month period ended December 31, 2001, due principally to improvement in the Corporation's commercial loan portfolio. Earnings were in line with management's expectations for the fourth quarter.

     The performance of the Corporation during the fourth quarter resulted in net income of $2,145,000 for the year ending December 31, 2001. This represents a 30.4% decrease from the $3,081,000 earned for the year ended December 31, 2000. For the year, earnings reflect a decrease in net interest income of $480,000, or 3.1%, indicative of the rapidly declining interest rate environment during all of 2001. Another significant factor contributing to the decline in earnings for the year ended December 31, 2001, was an increase in the provision for loan losses of $1,125,000, primarily relating to certain commercial and commercial real estate loans. On a per share basis, net income decreased to $1.07 from $1.54. Earnings for the year ended December 31, 2001 reflect a return on average assets (ROAA) of 0.57%, and a return on average equity (ROAE) of 6.74%.

     Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, showed continued improvement during the fourth quarter of 2001. Nonperforming assets as a percentage of total loans improved to 2.2% at December 31, 2001, from 2.4% at September 30, 2001 and from 4.2% at December 31, 2000.

     Dividends for the fourth quarter of 2001 were $0.25 per share, bringing the total dividend for 2001 to $0.85 per share which was equal to the total dividend paid in 2000.

     Total assets decreased 1.3% from December 31, 2000 to December 31, 2001. This reflects management's focus on enhancing credit quality and managing funding sources in the rapidly declining interest rate environment during the year.

     First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions which may affect the Corporation's primary market area; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.


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